PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 24, 2000)

9,200,000 Securities

AES TRUST VII

$3.00 Trust Convertible Preferred Securities ("Preferred Securities")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by and convertible into Common Stock of

THE AES CORPORATION

       AES Trust VII, a statutory business trust created under the laws of the state of Delaware, issued and sold 9,200,000 $3.00 Trust Convertible Preferred Securities ("Preferred Securities"), liquidation preference $50 per security in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.  We filed a registration statement (Registration No. 333-40870) on August 24, 2000 ("Registration Statement"), in order to permit the holders of the Preferred Securities to resell their Preferred Securities in offerings registered with the Securities and Exchange Commission.  On pages 57 through 59 of the Registration Statement, there is a table that lists:

  each person selling Preferred Securities in connection with the prospectus (the "Selling Holders"); and
  the number of Preferred Securities beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that Registration Statement, adds certain additional information to the list of Selling Holders:

  State of Maryland Retirement Agency is added as a Selling Holder that owns 53,547 Preferred Securities.
  Occidental Petroleum Corporation is added as a Selling Holder that owns 3,914 Preferred Securities.
  Merrill Lynch Insurance Group is added as a Selling Holder that owns 5,202 Preferred Securities.
  Ohio Bureau of Workers Compensation is added as a Selling Holder that owns 3,436 Preferred Securities.
  British Virgin Islands Social Security Board is added as a Selling Holder that owns 781 Preferred Securities.
  1976 Distribution Trust FBO Jane A. Lauder is added as a Selling Holder that owns 290 Preferred Securities.
  1976 Distribution Trust FBO A.R. Lauder/Zinterhofer is added as a Selling Holder that owns 290 Preferred Securities.
  New Orleans Firefighters Pension/Relief Fund is added as a Selling Holder that owns 2,308 Preferred Securities.
  The Grable Foundation is added as a Selling Holder that owns 2,132 Preferred Securities.
  City University of New York is added as a Selling Holder that owns 2,436 Preferred Securities.
  Grady Hospital Foundation is added as a Selling Holder that owns 2,186 Preferred Securities.
  Local Initiatives Support Corporation is added as a Selling Holder that owns 915 Preferred Securities.
  Raytheon Master Pension Trust is added as a Selling Holder that owns 7,826 Preferred Securities.
  Arapahoe County Colorado is added as a Selling Holder that owns 980 Preferred Securities.
  RJR Reynolds is added as a Selling Holder that owns 987 Preferred Securities.
  Nabisco Holdings is added as a Selling Holder that owns 572 Preferred Securities.
  Shell Pension Trust is added as a Selling Holder that owns 5,493 Preferred Securities.

     None of such Selling Holders has a material relationship with AES Trust VII or The AES Corporation except as we have described in the accompanying prospectus.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 18, 2001